EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-36282 and No. 333-134275 on Form S-8 of Rome Bancorp, Inc. of our reports dated March 2, 2009 with respect to the consolidated financial statements of Rome Bancorp, Inc. and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Rome Bancorp, Inc. for the year ended December 31, 2008.

/S/Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio
March 6, 2009